Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD LABORATORIES REPORTS SECOND-QUARTER RESULTS

HERCULES, CA – August 3, 2006 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced financial results today for the second quarter ended June 30, 2006. Second-quarter revenues from continuing operations were $317.7 million, up 9.1% compared to the $291.3 million reported for the second quarter of 2005. Included in this figure is one-time additional revenue of $11.7 million resulting from a licensing settlement agreement reached with bioMérieux, which had a favorable impact on both the second quarter and year-to-date figures for 2006. On a currency-neutral basis, revenues increased 9.7% compared to the same period last year or 5.6% excluding the settlement. This sales increase was the result of growth across product areas in both the Life Science and Clinical Diagnostics segments. Income from continuing operations for the quarter was $32.3 million compared to $18.4 million during the second quarter last year. At 58.1%, second-quarter gross margin from continuing operations was markedly higher than the 55.1% reported for the second quarter of 2005. Excluding the impact of the bioMérieux settlement, gross margin was 56.5%.

Year-to-date revenues from continuing operations grew by 6.0% to $626.1 million compared to the same period last year. Normalizing for the impact of currency effects, growth was 9.0%. Income from continuing operations increased by 32.5% to $63.5 million, or $2.41 per share compared to $47.9 million, or $1.85 per share, for the first six months of 2005. Year-to-date gross margin was 57.5% compared to 55.4% in the same period last year.

Second-Quarter Highlights

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Second-quarter basic earnings from continuing operations were $1.22 per share, or $1.20 per share on a diluted basis, compared to $0.71 and $0.69, respectively, during the same period of last year.

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As a result of a settlement reached with bioMérieux, Bio-Rad reported additional revenue in the second quarter of $11.7 million in royalties and licensing fees.

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Life Science segment net sales for the quarter were $134.4 million, up somewhat from $133.1 million reported in the second quarter of last year. Sales in this area increased by 1.0% or 1.8% excluding currency effects over the same period last year.

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Bio-Rad Reports Second-Quarter Results

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The Clinical Diagnostics segment reported sales of $180.2 million, a 16.1% increase over the same period last year of $155.2 million. On a currency-neutral basis, segment sales increased 16.6%. Excluding the bioMérieux settlement, currency-neutral sales increased by 8.9%.

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In April, the Company announced that it had signed a multi-year agreement in which Premier, one of the largest group purchasing organizations in the United States, had agreed to a three-year sole-source contract with Bio-Rad covering diabetes monitoring instrumentation and products.

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During the quarter, Cell Signaling Technology (CST) and Bio-Rad entered into a partnership agreement in which CST will develop a broad array of antibody assays that will run on the Bio-Plex® suspension array system.

Life Science segment net sales for the quarter were $134.4 million, up 1.0% compared to $133.1 million in the second quarter last year. On a currency-neutral basis, sales increased by 1.8%. Performance in this segment was the result of a number of factors including sales of amplification reagents, process chromatography media and the Bio-Plex® suspension array system, which continue to show impressive growth worldwide. These results were somewhat tempered, however, by the continued erosion of BSE testing revenue as well as increased competition in real-time instrument sales worldwide. During the second quarter, the Company launched iQ-Check® tests, a series of rapid food diagnostic tests based on a quantitative PCR (polymerase chain reaction) platform. The new tests are both sensitive and specific allowing for the detection of common food pathogens in less than 24 hours.

The Clinical Diagnostics segment reported sales of $180.2 million, a 16.1% increase over the second quarter last year of $155.2 million. On a currency-neutral basis, segment sales increased 16.6%. These results are due in part to growth across the product line in addition to the bioMérieux settlement. In April, the Company introduced the Platelia™ Dengue NS1 Ag Assay for dengue screening. The test provides early diagnosis of dengue acute infections, a tropical disease transmitted to humans from mosquitoes. Also during April, the Company launched a diagnostic test for celiac disease, an autoimmune disorder characterized by individuals having abnormal reactions to gluten, a protein found in wheat, barley, and rye.

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Bio-Rad Reports Second-Quarter Results

“We are pleased to report overall solid financial performance during the first half of the year,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “As the year progresses, we will continue to pursue targeted opportunities to expand the business and improve operational efficiencies.”

Management will discuss these results in a conference call at 2 p.m. Pacific Daylight Time (5 p.m. Eastern Daylight Time) August 3, 2006. Interested parties can access the call by dialing 866-356-4123 (in the U.S.), or 617-597-5393 (international), access number 58346209.  The live webcast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 74549276, for seven days following the call and the webcast can be accessed at http://www.bio-rad.com for 30 days.

About Bio-Rad

Bio-Rad Laboratories, Inc., is a multinational manufacturer and distributor of life science research and clinical diagnostics products. Based in Hercules, California, Bio-Rad serves more than 70,000 research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices. For more information, please visit www.bio-rad.com.

Various statements made within this press release may constitute “forward-looking statements” for purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company’s expectations.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net sales	$ 317,747	$ 291,302	$ 626,085	$ 590,473
Cost of goods sold	133,085	130,659	265,895	263,424
Gross profit	184,662	160,643	360,190	327,049
Selling, general and administrative expense	110,466	104,222	210,536	203,720
Product research and development expense	30,971	28,499	59,062	55,322
Interest expense	7,880	8,044	15,899	16,161
Foreign exchange (gains) losses, net	1,241	(922)	1,252	(1,199)
Other (income) expense, net	(7,753)	(4,689)	(12,295)	(10,527)
Income from continuing operations before taxes	41,857	25,489	85,736	63,572
Provision for income taxes	9,591	7,101	22,272	15,664
Income from continuing operations	32,266	18,388	63,464	47,908
Discontinued operations (net of tax)	--	--	--	3,974
Net income	$ 32,266	$ 18,388	$ 63,464	$ 51,882

Basic earnings per share:
Continuing operations	$ 1.22	$ 0.71	$ 2.41	$ 1.85
Discontinued operations	--	--	--	0.15
Net income	$ 1.22	$ 0.71	$ 2.41	$ 2.00
Weighted average common shares	26,341	26,020	26,309	25,965

Diluted earnings per share:
Continuing operations	$ 1.20	$ 0.69	$ 2.36	$ 1.80
Discontinued operations	--	--	--	0.15
Net income	$ 1.20	$ 0.69	$ 2.36	$ 1.95
Weighted average common shares	26,900	26,610	26,865	26,583

The accompanying notes are an integral part of these consolidated financial statements.

BIO-RAD LABORATORIES, INC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$ 245,646	$ 296,716
Restricted cash	--	36,138
Short-term investments	188,319	116,343
Accounts receivable, net	273,014	247,192
Inventories, net	244,339	212,342
Other current assets	106,855	99,480
Total current assets	1,058,173	1,008,211
Net property, plant and equipment	183,783	180,258
Goodwill	113,276	113,276
Purchased intangibles, net	26,238	28,449
Other assets	112,566	96,388
Total assets	$ 1,494,036	$ 1,426,582

Current liabilities:
Notes payable and current maturities of long-term debt	4,478	3,341
Accounts payable	69,302	72,950
Accrued payroll and employee benefits	76,980	81,076
Sales, income and other taxes payable	19,396	15,841
Other current liabilities	110,865	146,035
Total current liabilities	281,021	319,243

Long-term debt, net of current maturities	425,873	425,687
Other long-term liabilities	31,028	23,678
Stockholders’ equity	756,114	657,974
Total liabilities and stockholders’ equity	$ 1,494,036	$ 1,426,582

The accompanying notes are an integral part of these consolidated financial statements.

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2006	2005
Cash flows from operating activities:
Cash received from customers	$ 612,996	$ 583,459
Cash paid to suppliers and employees	(549,519)	(527,665)
Interest paid	(15,403)	(15,459)
Income tax payments	(2,620)	(20,161)
Litigation settlement related to MJ acquisition	(44,960)	--
Other operating activities	10,998	7,644
Net cash provided by operating activities	11,492	27,818

Cash flows from investing activities:
Capital expenditures, net	(24,851)	(17,591)
Receipt (payment) of restricted cash	36,138	(35,565)
Other investing activities	(83,043)	76,150
Net cash provided by (used in) investing activities	(71,756)	22,994

Cash flows from financing activities:
Proceeds from issuance of common stock	5,467	4,516
Other financing activities	1,068	576
Net cash provided by financing activities	6,535	5,092

Effect of exchange rate changes on cash	2,659	494
Net increase (decrease) in cash and cash equivalents	(51,070)	56,398
Cash and cash equivalents at beginning of period	296,716	195,734
Cash and cash equivalents at end of period	$ 245,646	$ 252,132

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 63,464	$ 51,882
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	26,436	30,091
Changes in working capital	(46,749)	(45,925)
Litigation settlement related to MJ acquisition	(44,960)	--
Other	13,301	(8,230)
Net cash provided by operating activities	$ 11,492	$ 27,818

The accompanying notes are an integral part of these consolidated financial statements.